EXHIBIT 99.1

BBSI Appoints Carla A. Moradi to its Board of Directors

VANCOUVER, Washington – April 9, 2021 – The board of directors of Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, has appointed technology and operations executive Carla A. Moradi as an independent director effective April 7th. Her appointment expands the board to nine members.

Ms. Moradi currently serves as Senior Vice President of Go-To-Market Transformation for Anaplan (NYSE: PLAN). Prior to Anaplan, Ms. Moradi was Executive Vice President of Operations and Technology for HUB International and was Group Vice President and CIO for Walgreens Boots Alliance (NASDAQ: WBA).

“We are very pleased that Carla has accepted our invitation to join the BBSI Board,” said Anthony Meeker, Chairman of the BBSI Board of Directors. “Carla’s deep experience in technology infrastructure, information systems, and cybersecurity and privacy tied with her business expansion experience will be a great add to the board’s current composition of skills. She will provide valuable perspectives on our technology initiatives.”

Ms. Moradi commented, “I am delighted to join an organization that is committed to understanding who their clients are and what they hope to achieve, becoming genuine partners on the path to success.”

Ms. Moradi earned her MBA in Finance from Tulane University and her Master’s in Public Health from Tulane School of Public Health and Tropical Medicine. She completed her undergraduate degree at Knox College, majoring in Biology/Sociology. Ms. Moradi currently serves on the Executive Committee of the YMCA of the USA National Board.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,500 clients across all lines of business in 39 states. For more information, please visit www.bbsi.com.

Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com